As filed with the Securities and Exchange Commission on June 30, 2004
Registration No. 333-116531
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Digital Lightwave, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation or organization)

95-4313013
(I.R.S. Employer Identification No.)

15550 Lightwave Drive
Clearwater, Florida 33760
(727) 442-6677
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Green
Chief Executive Officer and President
15550 Lightwave Drive
Clearwater, Florida 33760
(727) 442-6677
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The purpose of this Amendment No. 1 to Registration Statement on Form S-3 is solely to add the signature for James Green as the Principal Accounting Officer of the registrant.

PART II
Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the sale and distribution of the common stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling stockholders are payable individually by each of the selling stockholders. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$1,891
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Miscellaneous expenses	1,000

Total	$22,891

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, or Delaware Law, empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

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The Company’s Amended and Restated Certificate of Incorporation provides that it shall indemnify its directors to the fullest extent permitted by the Delaware Law. Article 5 of the Company’s Amended and Restated Bylaws provides for indemnification of its officers and directors to the fullest extent permitted by applicable law. The Company has also entered into an agreement with each of its directors and certain of its officers, wherein the Company has agreed to indemnify each of them to the fullest extent permitted by law.

Item 16.  Exhibits.

Exhibit Number	Description of Exhibit

4.1	Registration Rights Agreement dated as of June 8, 2004 by and between Digital Lightwave, Inc. and CIT Technologies Corporation (1).

4.2	Specimen Stock Certificate (2).

5.1	Opinion of Fowler White Boggs Banker P.A.(3).

10.1	Mediation Settlement Agreement by and among CIT Technologies Corporation, Digital Lightwave, Inc. and Optel, LLC and Optel Capital, LLC dated as of June 8, 2004, Case No. 03-2735CI-007 (1).

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers, LLP, Independent Registered Certified Public Accounting Firm.

23.3	Consent of Fowler White Boggs Banker P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (3).

  Incorporated by reference to the Registrant’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 14, 2004.
  Incorporated by reference to the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1, File No. 33-09457, filed with the Securities and Exchange Commission on November 1, 1996.
  Previously filed.
Item 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

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(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on June 30, 2004.

Digital Lightwave, Inc.

By: /s/ James Green
James Green
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James Green	Chief Executive Officer and President	June 30, 2004

James Green

/s/ James Green	Principal Financial Officer and Principal Accounting Officer	June 30, 2004

James Green

*	Director

Dr. Bryan J. Zwan

*	Director

Jeffrey S. Chisholm

*	Director

Gerald A. Fallon

*	Director

Robert F. Hussey

*	Director

Robert Moreyra

* By: /s/ James Green	Attorney-in-Fact	June 30, 2004

James Green

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Exhibit Index

Exhibit Number	Description of Exhibit

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers, LLP, Independent Registered Certified Public Accounting Firm

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